Exhibit 99.1

Palo Alto Networks Appoints Aparna Bawa to Its Board of Directors

SANTA CLARA, Calif., May 14, 2021 – Palo Alto Networks (NYSE: PANW), the global cybersecurity leader, today announced the appointment of Aparna Bawa to the company’s board of directors.

“Aparna is a proven leader who has helped technology companies rapidly scale, and I’m pleased to welcome her to our board,” said Nikesh Arora, chairman and CEO of Palo Alto Networks. “She embodies our commitment to an experienced, creative and diverse leadership team. Along with other distinctive and diverse voices on our board, her unique perspectives will help us achieve our goal of being the largest, most comprehensive, integrated and innovative cybersecurity company in the world.”

Ms. Bawa brings deep operational, financial and legal expertise, having served in diverse roles at growing technology companies. She is currently the chief operating officer and interim chief legal officer of Zoom, responsible for oversight of the people experience, government relations, security, privacy, compliance, trust and safety, and legal functions. Ms. Bawa has also served as Zoom’s chief legal officer, general counsel and secretary. Prior to Zoom, Ms. Bawa served as senior vice president and general counsel of Magento Inc., an e-commerce platform company, until its acquisition by Adobe Inc., and vice president, general counsel and secretary of Nimble Storage, Inc., which was acquired by Hewlett Packard Enterprise. She also led the legal and corporate development functions for Inphi Corp.

Early in her career, Ms. Bawa was an investment banker at Lehman Brothers and Deutsche Bank, where she executed multiple equity and debt financing transactions for technology clients. She also practiced law as a corporate and securities attorney for Wilson Sonsini Goodrich & Rosati. Ms. Bawa holds a B.Sc. in accounting from Marquette University and a J.D. from Harvard Law School.

ABOUT PALO ALTO NETWORKS

Palo Alto Networks, the global cybersecurity leader, is shaping the cloud-centric future with technology that is transforming the way people and organizations operate. Our mission is to be the cybersecurity partner of choice, protecting our digital way of life. We help address the world’s greatest security challenges with continuous innovation that seizes the latest breakthroughs in artificial intelligence, analytics, automation, and orchestration. By delivering an integrated platform and empowering a growing ecosystem of partners, we are at the forefront of protecting tens of thousands of organizations across clouds, networks, and mobile devices. Our vision is a world where each day is safer and more secure than the one before. For more information, visit www.paloaltonetworks.com.

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